Exhibit 99.01

INTUIT INC.

2026 NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Amended and effective January 22, 2026

The Non-Employee Director Compensation Program applies to the non-employee members of the Board of Directors (the “Board”) of Intuit Inc. (“Company”). Terms not otherwise defined herein are defined in the Company’s Amended and Restated 2005 Equity Incentive Plan.

Equity Compensation
●Amount: Each appointed or elected non-employee director will receive an annual grant of Company restricted stock units (“RSUs”) in an amount equal to the Annual Grant Value below, divided by the closing stock price on the grant date.

Role	Annual Grant Value
Non-Employee Director	$280,000
●Timing: These RSUs are granted automatically on the first business day following the Company’s annual meeting of stockholders to each appointed or elected non-employee director. A non-employee director who joins the Board mid-year will receive a pro-rated grant for the year.
●Vesting: Each grant will generally vest in full on the first business day of the 12th month following the grant date except for grants awarded mid-year, which will fully vest on the first business day of the 12th month following the most recent annual meeting of stockholders. In the event of death, disability, or upon a Corporate Transaction, all of a non-employee director's grants will become fully vested.
●Deferral: Payment of the grants will be automatically deferred until the earliest of: (a) five years from the grant date; (b) termination (for any reason); or (c) a Corporate Transaction. Additional voluntary deferrals are permitted.

Cash Compensation
●Board Service Retainer: Non-employee directors are each paid an annual cash retainer for service as a member of the Board.
●Lead Independent Director Retainer: The Lead Independent Director is paid an additional annual cash retainer.
●Committee Service Retainers: Non-employee directors are paid additional annual cash retainers for serving on a Committee, including separate retainers for serving as a Committee chair and/or a Committee member.
●Retainer Amounts: Annual cash retainers for non-employee directors in good standing are paid in four equal installments. The specific annual cash retainer amounts for each role are detailed in the chart below.

Board Roles
Non-Employee Director	$75,000
Lead Independent Director	$50,000
Committee	Chair	Member
Audit & Risk Committee	$32,500	$20,000
Acquisition Committee	$17,500	$15,000
Compensation & Organizational Development Committee	$25,000	$15,000
Nominating & Governance Committee	$17,500	$10,000
●Deferral: Non-employee directors may elect to defer receipt of annual cash retainers and receive the deferred amounts in the form of RSUs. Cash retainers payable in the first calendar year of service for a non-employee director who joins the Board mid-year are not eligible for deferral. A deferral election must be made prior to the start of the calendar year and, once made, is irrevocable. RSUs will be automatically deferred until the earliest of: (a) five years from the grant date; (b) termination (for any reason); or (c) a Corporate Transaction. Additional voluntary deferrals may also be permitted.

Stock Ownership Requirement
Each Board member is required to hold a minimum number of shares of the Company’s common stock with an aggregate value equal to ten times the annual cash retainer for Board members. Each Board member has five years from the date he or she is appointed to acquire and hold the specified number of shares. In addition to owned shares, the following shall be counted as shares when determining the number of shares owned by a Board member: (i) unvested shares or stock units where vesting is solely contingent on future service; (ii) shares held in retirement accounts; (iii) shares held in trust; and (iv) shares or stock units that have vested but receipt of which has been deferred.

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